UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: March 25, 2011

PUBLIC MEDIA WORKS, INC.

A Delaware Corporation

(Exact name of registrant as specified in its charter)

DELAWARE	000-29901	98-0020849
(State or other jurisdiction of incorporation or organization)	Commission file number	(IRS Employer Identification No.)

2330 Marinship Way, Ste. #300 Sausalito, CA 94965
(Address of principal executive offices)

(415) 729-8000
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements for Certain Officers

Bryan Subotnick has been appointed to the Board of Directors of Public Media Works, Inc. (the “Company”) effective as of March 25, 2011.

Mr. Subotnick, age 47, has served as the Chief Executive Officer and President of NYCe pLAy, LLC, a Los Angeles based technology company that develops, markets and sells smartphone applications, since the founding of the company in 2010. Since 2004, Mr. Subotnick has also been an active investor in a variety of investments including a telecommunications service provider and several internet start-ups in the entertainment, advertising and medical industries. From 1995 to 2004, Mr. Subotnick was Executive Vice President of Big City Radio, a Los Angeles based owner of radio stations, where he helped grow the company from 4 regional stations to 16 national stations and to become listed on the American Stock Exchange. While at Big City Radio, Mr. Subotnick managed many aspects of company operations, including acquisitions, programming, budgeting and client relations, and assisted in raising over $33 million in the company’s IPO and $174 million in a public debt offering. From 1994 to 1995, Mr. Subotnick was Vice President and General Counsel of Papamarkou & Company, an SEC registered asset management company based in New York, New York. Mr. Subotnick was a founder and general partner of Shanker & Subotnick, a law firm which concentrated on entertainment law. Mr. Subotnick was a Kings County Assistant District Attorney in New York, New York from 1991 to 1992, and worked in the prestigious Bear Stearns & Company bond trading and sales program from 1986 to 1988. Mr. Subotnick received his Bachelor of Science in Finance from Syracuse University, and his Juris Doctor from the Brooklyn Law School.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PUBLIC MEDIA WORKS, INC.

Dated: March 30, 2011	By:	/s/ Martin W. Greenwald
Martin W. Greenwald Chief Executive Officer